Exhibit 99.1

NCL Corporation Ltd. Announces Proposed $700,000,000 Debt Offering

MIAMI, Dec. 5, 2016 (GLOBE NEWSWIRE) — NCL Corporation Ltd. (“NCLC”), a subsidiary of Norwegian Cruise Line Holdings Ltd. (NASDAQ:NCLH) (“NCLH”), announced today that it is proposing to sell $700.0 million aggregate principal amount of senior unsecured notes due 2021 (the “Notes”) in a private offering (the “Offering”) that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

NCLC intends to use the net proceeds from the Offering, after deducting the initial purchasers’ discount and estimated fees and expenses, together with cash on hand, to purchase any and all of its outstanding 5.25% senior notes due 2019 (the “5.25% Senior Notes”) that are validly tendered and accepted for purchase in a concurrently announced tender offer (the “Tender Offer”) and to redeem and satisfy and discharge any 5.25% Senior Notes not purchased in the Tender Offer (in each case, including paying any tender or redemption premiums and accrued and unpaid interest) in accordance with the indenture for the 5.25% Senior Notes and pay related transaction fees and expenses.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward- looking statements include, without limitation, statements concerning the proposed debt offering and proposed tender offer and any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside NCLC’s or NCLH’s control that may cause NCLC’s or NCLH’s business, strategy, or actual results to differ materially from the forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results. For information about the risks and uncertainties associated with NCLC’s and NCLH’s business, please refer to NCLH’s and NCLC’s filings with the Securities and Exchange Commission. NCLC and NCLH expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Investor Relations Contact

Andrea DeMarco

(305) 468-2339

InvestorRelations@nclcorp.com